Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Chindex International, Inc.
Bethesda, Maryland
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-150880, 333-148608 and 333-148666) and Form S-8 (Nos. 333-43946, 333-128754 and 333-146088) of Chindex International, Inc. of our reports dated June 11, 2008, relating to the consolidated financial statements and schedule, and the effectiveness of Chindex International, Inc.’s internal control over financial reporting, which are incorporated by reference in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2008.

Bethesda, Maryland	/s/ BDO SEIDMAN LLP

June 16, 2008

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